Exhibit 1

THE CHILDREN’S INTERNET, INC.

DEFINITIVE STOCK PURCHASE AGREEMENT

This Definitive Stock Purchase Agreement (this “Agreement”) is made and entered into as of October 19, 2007, by and between The Children’s Internet, Inc., a Nevada corporation (the “Company”), Shadrack Films, Inc., a California corporation (“Shadrack” and, together with the Company, the “Sellers) and The Children’s Internet Holding Company, LLC, a Delaware limited liability company (“Purchaser”) and, solely for purposes of Section 7.1(k) hereof, Richard J. Lewis (“Lewis”) and Sholeh Hamedani (“Hamedani”) .

Recitals

Whereas, the Company and Purchaser have entered into that certain Definitive Interim Stock Purchase Agreement dated as of June 15, 2007, as amended (the “Interim Agreement”) and pursuant to the terms of the Interim Agreement, desire to enter into this Agreement, which will replace in its entirety the Interim Agreement; and

Whereas, the Company has authorized the sale and issuance of an aggregate of One Hundred Twenty Million (120,000,000) shares of the Company’s common stock (the “Company Shares”);

Whereas, Shadrack desires to sell to Purchaser 8,040,988 shares of the Company’s common stock (the “Shadrack Shares” and together with the Company Shares, the “Shares”);

Whereas, the parties have entered into that certain Escrow Agreement (the “Escrow Agreement”), dated July 13, 2007 and amended August 8, 2007, by and among the Company, Purchaser, and U.S. Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”) under which the Company has deposited Four Million Five Hundred Thousand (4,500,000) shares of its authorized and issued Common Stock (the “Escrowed Shares”); and

Whereas, on August 9, 2007 Purchaser paid to the Company as an advance deposit to be applied towards the purchase price of the Company Shares the aggregate amount of $150,000 (the “Deposit”).

Whereas, on August 17, 2007, Purchaser loaned to the Company an amount of $11,000 which was memorialized by an unsecured note to Purchaser for the principal and accrued interest at an 8% annum interest rate, to be paid on or about November 17, 2007.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Agreement To Sell And Purchase.

1.1 Authorization of Shares. The Company has authorized the sale and issuance to Purchaser of the Shares.

1.2 Sale and Purchase of Company Shares. At the Closing (as hereinafter defined), the Company hereby agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, One Hundred Twenty Million (120,000,000) Shares for an aggregate purchase price of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Company Shares Purchase Price”).

1.3 Sale and Purchase of Shadrack Shares. At the Closing (as hereinafter defined), Shadrack hereby agrees to sell to Purchaser, and Purchaser agrees to purchase from Shadrack, the Shadrack Shares for an aggregate purchase price of Five Hundred Thousand Dollars ($500,000) (the “Shadrack Shares Purchase Price”).

1.4 Termination of Interim Agreement. Upon execution of this Agreement, the Interim Agreement will be terminated and be of no further effect.

2.             Closings, Delivery and Payments.

2.1 Closing. The closing of the sale and purchase of Company Shares under Section 1.2 and the Shadrack Shares under Section 1.3 of this Agreement (the “Closing”) shall take place sixty (60) days from the date hereof or upon all conditions being satisfied under Section 6 of this Agreement, whichever occurs first (the “Closing Date”), or at such other date as may be agreed to by the Parties, at a time and place to be agreed.

2.2 Delivery.

(a) At the Closing, subject to the terms and conditions hereof, the stock certificates representing the number of Company Shares to be purchased by Purchaser shall be delivered to Purchaser as follows: (i) the Company and Purchaser shall authorize the Escrow Agent to release the stock certificate representing the Escrowed Shares to Purchaser; and (ii) the Company shall deliver to Purchaser stock certificates representing that number of shares equal to the number of Company Shares minus the number of Escrowed Shares.

(b) At the Closing, subject to the terms and conditions hereof, the Company Shares Purchase Price shall be paid as follows: (i) the amount of $1,300,000 (or such lesser amount as may be agreed to) will be delivered to the Securities and Exchange Commission as provided in the consent and final judgment or other documentation entered into or to be entered into in connection with the settlement of the SEC Litigation ( as defined below)(the “SEC Payment”) and (ii) an amount (the “Company Proceeds”) equal to (A) the Company Shares Purchase Price minus (B) the SEC Payment, the Deposit and any amounts hereafter paid by Purchaser for operations of the Company between the date hereof and the Closing, shall be paid by Purchaser to the Company in cash, by check or wire transfer.

(c) At the Closing, subject to the terms and conditions hereof, Shadrack will deliver to Purchaser a certificate representing the Shadrack Shares, free and clear of any lien or encumbrance, duly endorsed for transfer. Purchaser shall, as full payment for the Shadrack Shares, deliver the Shadrack Shares Purchase Price to the Securities and Exchange Commission as provided in the consent and final judgment or other documentation entered into or to be entered into in connection with the settlement of the SEC Litigation .

(d) At the Closing, Purchaser shall pay $200,000 (or such greater amount as may be agreed to in the event of a change in amount noted in Section 2.2(b)(i) above) towards third party creditors of the Company who are not affiliated with Shadrack, Two Dog (as defined below) or any of their affiliates or any officers or directors of the Company, as set forth in Exhibit G attached hereto.

(e) At the Closing, the Company shall provide Purchaser with copies of the non-competition covenants in the form attached hereto as Exhibit H, executed by those parties as requested by Purchaser.

3.	Representations And Warranties Of The Company.

Except as set forth in the Company’s Disclosure Schedule delivered to Purchaser on the date hereof (the “Disclosure Schedule”) and attached hereto as Exhibit D, the Company hereby represents and warrants to Purchaser as of the date hereof as set forth below. The Disclosure Schedule shall be organized in sections corresponding to the sections below.

3.1 Organization and Good Standing: Articles of Incorporation and Bylaws. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and (ii) has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted. The Company (i) is duly qualified to conduct business as a foreign corporation, and (ii) is in good standing as a foreign corporation in all jurisdictions where the properties owned, leased or operated by it are located or where its business is conducted, except where the failure to so qualify or be in good standing (a) is not reasonably likely to have a material adverse effect on its business, condition, results of operations, assets or liabilities, (b) will not impede in any material respect the Company’s ability to perform its obligations under this Agreement, and (c) will not render the Shares not to be validly issued (a “Material Adverse Effect”).

3.2 Subsidiaries. The Company does not presently own or control, directly or indirectly, any equity interest in any other corporation, partnership, trust, joint venture, association or other entity.

3.3 Corporate Power. The Company has all requisite legal and corporate power to enter into, execute, deliver and perform its obligations under this Agreement. When executed and delivered by the Company, and assuming due execution and delivery by the other parties thereto, this Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

3.4 Authorization, Etc.

(a) Corporate Action. All corporate and legal action on the part of the Company, its officers, directors and stockholders necessary for the execution and delivery of this Agreement, the authorization, sale and issuance of the Shares, and the performance of the Company’s obligations hereunder and thereunder, has been taken, including approval by the Company’s Board of Directors.

(b) Valid Issuance. The Shares, when issued against payment in compliance with the provisions of this Agreement, will be validly issued and will be fully-paid and nonassessable and delivered to Purchaser free and clear of any liens or other encumbrances.

(c) No Preemptive Rights. No person or entity has any right of first refusal or any preemptive or similar rights in connection with the issuance of the Company Shares, or the issuance of any other securities by the Company.

(d) No Voting Rights. There are no agreements to which the Company is a party with respect to the voting or transfer of any securities of the Company.

3.5 Noncontravention. Neither the execution, delivery and performance of and compliance with this Agreement nor the issuance of any of the Company Shares will result in or constitute any breach, default or violation of or cause any acceleration of any obligation under (i) any agreement, contract, lease, license, instrument or commitment (oral or written) to which the Company is a party or is bound or (ii) any law, rule, regulation, statute or order applicable to the Company, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

3.6 Consents, Etc. No consent, approval, order or authorization of, or designation, registration, declaration or filing with, any federal, state, local or provincial or other governmental authority or other person or entity on the part of the Company is required in connection with the valid execution, delivery and performance of this Agreement or the offer, sale or issuance of the Shares other than (i) those filings required under Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), (ii) if required, filings or qualifications under applicable state securities laws, which filings or qualifications, if required, will be timely filed or obtained by the Company and (iii) the consents, approvals, orders or authorizations referred to in the conditions to this Agreement.

3.7 Offering. Subject to the accuracy of and in reliance upon Purchaser’s representations in Section 5 hereof, the offer, sale and issuance of the Company Shares in conformity with the terms of this Agreement constitutes or will constitute at the time of their offer, sale and issuance transactions exempt from the registration requirements of Section 5 of the Securities Act, and the qualification or registration requirements of any applicable state securities laws. The Company nor any person acting on its or their behalf has taken or will undertake any action (including, without limitation, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any securities under the Securities Act and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder) which might subject the offering, issuance or sale of such securities to the registration requirements of Section 5 of the Securities Act.

3.8 Capitalization.

(a) Schedule 3.8 hereof sets forth the authorized, issued and outstanding capitalization of the Company as of the date hereof, and all of the issued and outstanding shares of capital stock reflected therein have been duly authorized and validly issued, and are fully paid and nonassessable and have been offered, issued, sold and delivered by the Company in compliance with all applicable federal and state securities laws.

(b) Schedule 3.8 hereof sets forth all outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from either the Company or any of its subsidiaries of their shares of capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of their capital stock. Except as contemplated by this Agreement, neither the Company nor any of its subsidiaries is obligated in any manner to issue any shares of its capital stock or any other securities.

(c) Following the Closing, the rights, preferences and privileges of the Shares will be as set forth in the Articles.

3.9 SEC Documents; Financial Information. Within the 12 month period preceding the date hereof, the Company has made all filings with the SEC required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has previously made available to Purchaser through the SEC’s EDGAR system complete and accurate copies, as amended or supplemented through the date hereof, of the following forms filed with the SEC: (i) Form 10-KSB under the Exchange Act for the fiscal year ended December 31, 2006; (ii) Form 10-QSB under the Exchange Act for each of the periods ended March 31, 2007; and June 30, 2007 (iii) each Form 8-K filed by the Company during fiscal year 2007 (such reports are collectively referred to herein as the “Company Reports”). As of their respective dates, the Company Reports complied as to form in all material respects with the SEC’s requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports (i) comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-QSB under the Exchange Act), and (iii) fairly presented in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments, none of which will be material) the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein.

3.10 Indebtedness. Attached hereto on Schedule 3.10 is a complete and accurate listing of all the Company’s current and long-term liabilities and all Indebtedness of the Company as of September 15, 2007 (under the captions “Long Term Indebtedness” and “Short-Term Indebtedness”. Except as set forth on Schedule 3.10, the Company has no liabilities or Indebtedness, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to September 15, 2007.

“Indebtedness” with respect to any Person means at any date, without duplication and without regard to whether matured or unmatured, absolute or contingent: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations as lessee under capital leases; (v) all obligations to reimburse or prepay any bank or other person in respect of amounts paid under a letter of credit, banker's acceptance, or similar instrument, whether drawn or undrawn; (vi) all obligations to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities; (vii) all obligations to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, (viii) all obligations to repurchase assets previously sold (including any obligation to repurchase any accounts or chattel paper under any factoring, receivables purchase, or similar arrangement); (ix) obligations under interest rate swap, cap, collar or similar hedging arrangements; and (x) all obligations of others of any type described in clause (i) through clause (x) above guaranteed by such Person.

“Long Term Indebtedness” shall mean any Indebtedness pursuant to which it is contemplated and/or currently scheduled, pursuant to the terms of the agreement(s) of such Indebtedness, that there will remain outstanding financial obligations on or after the date that is one-year after the Closing Date.

“Short Term Indebtedness” shall mean any Indebtedness pursuant to which it is contemplated and/or currently scheduled, pursuant to the terms of the agreement(s) of such Indebtedness, that all outstanding financial obligations will be satisfied and paid in full before the date that is one-year after the Closing Date.

3.11 Judgments, Etc. Except as set forth on Schedule 3.11 hereof, neither the Company nor any of its subsidiaries is subject to the terms or provisions of any material judgment, decree, order, writ or injunction of any court, governmental department, commission, agency, instrumentality or arbitrator.

3.12 Proprietary Assets.

(a) At the Closing, the Company (A) will own or have sufficient rights to all Proprietary Assets (as defined in Section 3.12(e) below) used in The Children’s Internet®” business as currently conducted, including the Proprietary Assets currently used in Version 9.4 and 9.5 of The Children’s Internet software/online service, free and clear of all liens and other encumbrances, and (B) will have taken reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and secrecy of all its Proprietary Assets (except the Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all its Proprietary Assets.

(b) To the Company’s knowledge, the Company is not infringing, misappropriating or making any unlawful use of or has at any time infringed, misappropriated or made any unlawful use of, any Proprietary Asset owned or used by any other person or entity. No claims or notices (in writing or otherwise) with respect to Proprietary Assets have been communicated to the Company (A) to the effect that the manufacture, sale, license or use of any Proprietary Assets as now used or currently offered or proposed for use or sale by the Company or any of its subsidiaries infringes or potentially infringes, or constitutes a misappropriation or unlawful use of, any copyright, patent, trade secret or other intellectual property right of a third party, or (B) challenging the ownership or validity of any of the rights of either the Company or any of its subsidiaries to or interest in such Proprietary Assets. The Company has not received notice to the effect that any patents or registered trademarks, service marks or registered copyrights held by them are invalid or not subsisting except for failures to be valid and subsisting that could not reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, no other person or entity is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person or entity infringes or conflicts with, any Proprietary Asset used in or pertaining to the business of the Company or any of its subsidiaries.

(c) At the Closing, the Proprietary Assets used in or pertaining to the business of the Company will be sufficient in the Company’s reasonable judgment to enable the Company to conduct its business in the manner in which such business has been and is being conducted and, to the Company’s knowledge, free from liabilities or valid claims of infringement or misappropriation by third parties. The Company has not licensed any of its Proprietary Assets to any person or entity on an exclusive basis and they have not entered into any covenant not to compete or contract limiting their ability to sell their products in any market or geographical area or with any person or entity other than restrictions in a license agreement that are typical of those granted in the ordinary course of business in its industry.

(d) All current and former employees of the Company and all current and former consultants and independent contractors to the Company providing technical services relating to the Company’s Proprietary Assets have executed and delivered to the Company an agreement , the material provisions of which are in substance as protective to the Company as the terms of the form of Company standard Mutual Non-Disclosure Agreement attached hereto as Exhibit E. Too the Company’s knowledge, no employee, officer or consultant of the Company is in violation of any such agreement with the Company and all such agreements are currently in effect. To the Company’s knowledge, no employee of the Company is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or for any other reason and, to the Company’s knowledge, the continued employment by the Company of its present employees will not result in any such violations.

(e) As used herein, “Proprietary Assets” means: (A) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, mascot, costume, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, franchise, system, computer software, computer program, source code, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset ; and (B) any right to use or exploit any of the foregoing, but shall not include Proprietary Assets of Two Dog Net, Inc. that were retained by Two Dog under the agreement referred to in Section 6.1(c) hereof.

3.13 Contracts.

(a) Schedule 3.13 hereof identifies each Material Contract (as defined below), other than those Material Contracts filed with the SEC and listed as Exhibits on the Company’s Form 10-KSB for the fiscal year ended December 31, 2006.

(b) The Company has made available to Purchaser (in part via the SEC’s EDGAR system) accurate and complete copies of all Material Contracts, including all amendments thereto. Neither the Company nor any of its subsidiaries has entered into any oral Material Contracts. Each Material Contract or Other Contract (as defined below) is valid and in full force and effect, is enforceable by either the Company or its subsidiaries in accordance with its terms, and will continue to be so immediately following the Closing Date. Except as set forth on Schedule 3.13 hereof, no Material Contract, other Contract, agreement or instrument contains any liquidated damages, penalty or similar provision that, if enforced against the Company, would have a Material Adverse Effect. To the Company’s knowledge, no party to any such contract, agreement or instrument intends to cancel (prior to its scheduled termination), withdraw, modify or amend such contract, agreement or instrument.

(c) Except as set forth on Schedule 3.13 hereof, the Company has not violated or breached, or committed any default under, any Material Contract, or any agreement, lease or other instrument involving payments to the Company or its subsidiaries of more than $20,000 (“Other Contracts”), in any material respect, and, to the Company’s knowledge, no other person or entity has violated or breached, or committed any default under, any Material Contract or Other Contract in any material respect.

(d) Except as set forth on Schedule 3.13 hereof, to the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (a) result in a violation or breach of any of the provisions of any Material Contract or Other Contract, which individually or taken as a whole, would either result in a loss or liability in excess of $20,000 individually or $100,000 in the aggregate or otherwise have a Material Adverse Effect, (b) give any person or entity the right to declare a default or exercise any remedy under any Material Contract or Other Contract, (c) give any person or entity the right to accelerate the maturity or performance of any Material Contract or Other Contract, or (d) give any person or entity the right to cancel, terminate or materially modify any Material Contract or Other Contract.

(e) None of the Material Contracts or Other Contracts contain any provision which would require the consent of third parties to the sale and issuance of the Shares or any of the other transactions as contemplated hereunder or which would be altered as a result of such transaction.

(f) For purposes of this Agreement “Material Contracts” means (i) all of the Company’s contracts, agreements, leases or other instruments to which the Company is a party or by which the Company, its subsidiaries or its properties are bound, which involve prospective fixed and/or contingent payments or expenditures by the Company of more than $50,000 or in excess of the normal ordinary and usual requirements of its business or which extend for a term of more than a year from the date hereof, (ii) all of the Company’s and its subsidiaries’ loans or advances to any person or entity, and all loan agreements, bank lines of credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit or other debt instruments to which the Company is a party, (iii) any guarantees by the Company, (iv) all material operating or capital leases for equipment to which the Company is a party, (v) all non-competition and similar agreements to which the Company is a party, including any agreements restricting or affecting the development, manufacturing or distribution of the Company’s products or services, (vi) all contracts for the employment of any officer or employee, (vii) all contracts, agreements or commitments with any agent, independent contractor, advisor or dealer that are not cancelable by it on notice of not longer than 30 days, (viii) all consulting agreements, (ix) all distributor and sales agency agreements, (x) any collective bargaining or union agreements, contracts or commitments, and (xi) all other contracts filed, or required to be filed by the Company as an exhibit to the Company Reports pursuant to Item 601 of Regulation S-B promulgated pursuant to the Securities Act.

3.14 Registration Rights. Except as set forth on Schedule 3.14 hereof, the Company has not agreed to grant to any person or entity any rights (including piggyback registration rights) to have any securities of the Company registered with the SEC under the Securities Act or with any other governmental authority.

3.15 Absence of Certain Changes. Except as set forth on Schedules 3.10 and 3.15 hereof, since December 31, 2006 there has been no event or condition of any character which has had a Material Adverse Effect on the Company including, but not limited to:

(a) any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the assets, financial condition, properties, operating results or business of the Company;

(b) any change or amendment to a Material Contract or Other Contract;

(c) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except a satisfaction, discharge or payment made in the ordinary course of business that it is not material to the assets, properties, financial condition, operating results or business of the Company;

(d) any sale, assignment or transfer of Proprietary Assets or other intangible assets, except a sale, assignment or transfer made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of the Company;

(e) any resignation or termination of employment of any key officer of the Company;

(f) any sale, disposition, mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(g) any declaration, setting aside a payment or other distribution in respect to any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

(h) any material change in accounting methods or practices the Company follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

(i) any waiver by the Company of a material right or of a material debt owed to it;

(j) any creation, incurrence or assumption of any Indebtedness exceeding $25,000;

(k) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company; or any arrangement or commitment by the Company to do any of the foregoing.

3.16 Taxes. The Company has timely filed or has obtained presently effective extensions with respect to all federal, state, county, local and foreign tax returns which are required to be filed by it. Except as set forth on Schedule 3.16 hereof all filed returns are true and correct in all material respects and all taxes shown thereon to be due have been timely paid with exceptions not material to the Company. None of the Company’s federal income tax returns have been audited by the Internal Revenue Service, and no controversy with respect to taxes of any type paid or payable by the Company is pending or, to the best of the Company’s knowledge, threatened. Since its formation, the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

3.17 Property and Assets. Except as set forth on Schedule 3.17 hereof, the Company has good and marketable title to all of its material properties and assets, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, security interest, lease, charge or encumbrance, other than liens resulting from taxes which have not yet become delinquent and liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen otherwise than in the ordinary course of business.

3.18 Insurance. The Company has no insurance with respect to its properties, management, employees and business.

3.19 Insolvency. No order has been made or petition presented or resolution passed for the winding up of the Company nor has any action been taken to repossess goods in the possession of the Company. No steps have been taken for the appointment of an administrator or receiver of any part of the property of the Company. To the Company’s knowledge the Company has not been party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by it is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favor of another person under the provisions of relevant bankruptcy or insolvency law.

3.20 Compliance with Corporate Instruments and Laws. Except as set forth on Schedule 3.20 hereof, the Company is not in violation of any provisions of its Articles or Bylaws as currently in effect. The Company and each of its subsidiaries is in compliance in all material respects with all applicable laws, statutes, rules, and regulations of all governmental and regulatory authorities. The Company and each of its subsidiaries is currently in compliance in all material respects with all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products. All licenses, franchises, permits and other governmental authorizations held by the Company and its subsidiaries and which are necessary to their businesses are valid and sufficient in all material respects for the businesses presently carried on by them. The Company is not in default in any material respect under any of such licenses, franchises, permits or other governmental authorizations.

3.21 Litigation. Except as set forth on Schedule 3.21 hereof, there is no suit, action, proceeding, claim or investigation pending or, to the Company’s knowledge, threatened against the Company before any court or administrative agency which could have a Material Adverse Effect or which questions or challenges the validity of this Agreement.

3.22 Corporate Documents. The Company has made available to Purchaser and its counsel for their examination true and complete copies of the Articles and Bylaws of the Company, each as currently in effect and all resolutions adopted by the Company’s Board of Directors. The Company also has made available to Purchaser and its counsel for their examination true and complete copies of all material permits, orders, and consents issued by any regulatory agency with respect to the Company, its subsidiaries, or any securities of the Company, and all applications for such permits, orders, and consents.

3.23 No Brokers. Neither the Company, nor to the Company’s knowledge any of its shareholders, is obligated for the payment of fees or expenses of any broker or finder in connection with the origination, negotiation or execution of this Agreement, or in connection with any transaction contemplated hereby or thereby.

3.24 Related Party Transactions.

(a) Except as provided on Schedule 3.24 hereof, none of the Company’s or any of its affiliates, officers, directors, shareholders or employees, or any affiliate of any of such person, or to the knowledge of the Company, any supplier, distributor or customer of the Company, has any material interest in any property, real or personal, tangible or intangible, including Proprietary Assets used in or pertaining to the business of the Company, except for the normal rights of a stockholder.

(b) Except as provided on Schedule 3.24 hereof, there are no agreements, understandings or proposed transactions between either the Company or any of its subsidiaries and any of its officers, directors, employees, affiliates, or, to the Company’s knowledge, any affiliate thereof.

(c) Except as provided on Schedule 3.24 hereof, to the best of the Company’s knowledge, no executive officer or director of the Company has any direct or indirect ownership interest in any firm or corporation with which the Company has a material business relationship, or any firm or corporation that competes in any material respect with the Company or any of its subsidiaries, except that executive officers or directors of the Company may own stock in publicly traded companies that may compete with the Company. Except as provided on Schedule 3.24 hereof, to the Company’s knowledge, no member of the immediate family of any executive officer or director of the Company or any of its subsidiaries is directly or indirectly interested in any Material Contract or Other Contract.

3.25 Anti-Dilution and Other Shares. The issuance of the Shares will not result in the triggering of any anti-dilution or similar rights contained in any options, warrants, debentures or other securities or agreements of the Company.

3.26 No Material Adverse Effect. Except as described in the Company Reports, no event has occurred since December 31, 2006 that has had or could be reasonably expected to have a Material Adverse Effect.

3.27 Full Disclosure. The statements made by the Company contained in this Agreement and all other documents delivered by the Company to Purchaser or Purchaser’s agents in connection therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements were made.

3.28 No Manipulation of Stock Price. The Company has not taken any action specifically designed to, or that might reasonably be expected to (other than actions taken in the ordinary course of business), cause or result in an unlawful manipulation of the price of the Common Stock.

4.             Representations And Warranties Of Shadrack.

Shadrack hereby represent and warrant to Purchaser as of the date hereof as set forth below.

4.1 Organization and Good Standing. Shadrack (i) is corporations duly organized, validly existing and in good standing under the laws of the state of its organization and (ii) has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted.

4.2 Requisite Power and Authority. Shadrack has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions. All action on Shadrack’s part required for the lawful execution and delivery of this Agreement has been taken. Upon its execution and delivery, this Agreement will be a valid and binding obligation of Shadrack, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.3 Conflicts Under Contracts. At Closing, Shadrack will not be a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instruments under the terms of which the execution, delivery and performance by Shadrack of this Agreement and the consummation of the transactions contemplated hereby will require a consent, approval, or notice or result in a lien of the Shadrack Shares.

4.4 Title to Shares. Shadrack owns the Shadrack Shares free and clear of any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

4.5 Indebtedness. Attached hereto on Schedule 4.5 is a complete and accurate listing of all Shadrack’s Indebtedness as of the date hereof.

5. Representations And Warranties Of Purchaser.

Purchaser hereby represents and warrants to the Company as follows (provided that such representations and warranties do not lessen or obviate the representations and warranties of the Company and Shadrack set forth in this Agreement):

5.1 Organization and Good Standing. Purchaser (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and (ii) has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted.

5.2 Requisite Power and Authority. Purchaser has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions. All action on Purchaser’s part required for the lawful execution and delivery of this Agreement has been taken. Upon its execution and delivery, this Agreement will be a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

5.3 Investment Representations. Purchaser understands that the Shares have not been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in the Agreement. Purchaser hereby represents and warrants as follows:

(a) Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands that the Company has no present intention of registering the Shares. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Purchaser might propose.

(b) Acquisition for Own Account. Purchaser is acquiring the Shares for Purchaser’s own account for investment only, and not with a view towards their distribution.

(c) Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management’s, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(d) Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(e) Company Information. Purchaser has received and read the Company Reports and has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(f) Rule 144. Purchaser acknowledges and agrees that the Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: (A) the availability of certain current public information about the Company; (B) the resale occurring following the required holding period under Rule 144; and (C) the number of shares being sold during any three month period not exceeding specified limitations.

5.4 Transfer Restrictions.

(a) Purchaser agrees not to make any disposition of all or any part of the Shares in any event unless and until:

(i) The Company shall have received a letter secured by Purchaser from the SEC stating that no action will be recommended to the SEC with respect to the proposed disposition;

(ii) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(iii) Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement setting forth the relevant circumstances surrounding the proposed disposition, and if reasonably requested by the Company, Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, for Purchaser to the effect that such disposition will not require registration of such Shares under the Act or any applicable state securities laws. Notwithstanding the foregoing, no opinion of counsel shall be required in connection with a transfer made by gift, will or intestate succession, or in connection with a transfer by (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of Purchaser, or (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if it were the original Purchaser hereunder.

(b) Purchaser understands and agrees that all certificates evidencing the shares to be issued to Purchaser may bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

5.5 No Brokers. Purchaser has not obligated itself or the Company for the payment of fees or expenses of any broker or finder in connection with the origination, negotiation or execution of this Agreement, or in connection with any transaction contemplated hereby or thereby.

5.6 No Manipulation of Stock Price. Purchaser has not taken any action specifically designed to, or that might reasonably be expected to, cause or result in an unlawful manipulation of the price of the Common Stock.

6.             Conditions To Closing.

6.1 Conditions to Purchaser’s Obligations at Closing. Purchaser’s obligations to purchase Shares are subject to the satisfaction (or waiver by Purchaser), at or prior to the Closing Date, of the following conditions:

(a) Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement (including any filing required to comply with the Hart Scott Rodino Antitrust Improvements Act of 1976, and except for such as may be properly obtained subsequent to the Closing).

(b) Resignation of Officers and Directors. Each of the officers and each member of the Board of Directors of the Company, in each case as designated by the Purchaser in its sole discretion, shall have resigned from their officer and/or director positions, as applicable, with the Company, effective as of the Closing, and Purchaser shall have received letters of resignation in form and substance satisfactory to Purchaser from such persons.

(c) Transfer of Two Dog Proprietary Assets to the Company. The Company and Two Dog Net, Inc., a Utah corporation, (“Two Dog”) shall have entered into an Assignment and Royalty Agreement, substantially in the form attached hereto as Exhibit A, as of the date hereof and such Assignment and Royalty Agreement shall be in full force and effect as of the Closing .

(d) Corporate Documents. The Company shall have delivered to Purchaser or its counsel, copies of all corporate documents of the Company as Purchaser shall reasonably request, including but not limited to resolutions of the Company’s Board of Directors approving this Agreement and the transactions contemplated hereby and the appointment of the directors designated by the Purchaser under paragraph (m) below to the Board of Directors effective as of the Closing.

(e) Compliance Certificate. The Company shall have delivered to Purchaser a Compliance Certificate, executed by the CEO of the Company, dated as of such Closing Date, to the effect that the conditions specified in subsections (a), (b) and (g) of this Section 6.1 have been satisfied.

(f) Legal Opinion. Purchaser shall have received from legal counsel to the Company an opinion addressed to it, dated as of the Closing, in substantially the form attached hereto as Exhibit B.

(g) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall have been true and correct as of the date hereof and true and correct in all material respects as of the Closing (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

(h) SEC Litigation Settlement. (i) The Company shall have received a proposed consent and final judgment with respect to the SEC Litigation from the staff of Securities and Exchange Commission (the “Staff”) reasonably satisfactory to the Purchaser containing substantially the terms and conditions set forth in Schedule 6.1(h) hereof; (ii) the Staff shall have indicated that such proposed consent decree is being reviewed by the Commission and (iii) there is a reasonable likelihood that such consent decree will be approved by the Commission on substantially the terms set forth in Schedule 6.1(h) hereof. The “SEC Litigation” means the litigation matter entitled Securities and Exchange Commission vs. the Children’s Internet, Inc., Nasser V. Hamedani, Sholeh A. Hamedani, Peter A. Perez, Cort L. Poyner, and Two Dog Net, Inc., in the United States District Court, Northern District of California (Case No. 4:06-cv-06003-CW), or any other action or claim substantially similar to the actions and claims described therein in which the Company is named as a defendant.

(i) Amended Articles. The Company shall have filed Amended and Restated Articles of Incorporation substantially in the form attached hereto as Exhibit C and taken all actions required under all applicable federal and state securities laws in connection with such Amended and Restated Articles of Incorporation.

(j) Satisfaction of Indebtedness. The Company shall have received evidence sufficient in Purchaser’s sole discretion as to the matters set forth in Schedule 6.1(j).

(k) Waiver of Indemnification. The Company shall have received from Sholeh Hamedani and any other person who may be entitled to indemnification from the Company with respect to the SEC Litigation (as defined above), an agreement waiving any right to receive any such indemnification after the Closing, including costs of defense, to the fullest extent permitted under applicable law, which agreement shall provide, among other things, that any amounts to be paid by or on behalf of Ms. Hamedani pursuant to the Consent and Final Judgment entered into in the SEC Litigation shall not be paid or reimbursed by the Company.

(l) Due Diligence. Purchaser will have completed its due diligence review of the Company and indicated satisfaction with the results of such review in all respects no later than twenty (20) business days from the date of this Agreement (the “Final Due Diligence Period”) provided that such Final Due Diligence Period shall be extended during such time as the Company is in violation of this Agreement.

(m) Appointment of Directors. The persons designated by Purchaser shall be appointed to the Company’s Board of Directors concurrent with the Closing. The persons designated by Purchaser shall have been appointed to the Board of Directors of the Company and all filings and notices required und applicable securities laws in connection therewith shall have been made.

(n) Material Adverse Effect. Except as set forth on Schedule 6.1(n) hereof, no event has occurred since December 31, 2006 that has had or could be reasonably expected to have a Material Adverse Effect.

(o) Deposit. The deposit into escrow of the Company Shares and the Shadrack Shares (as defined above) within no later than sixty (60) days from the date of this Agreement or at such other date as may be agreed to by the Parties, at a time and place to be agreed.

(p) Noncompetition Agreements. The Company shall have entered into Noncompetition Agreements with Sholeh Hamedani and Nasser Hamedani, substantially in the form attached hereto as Exhibit H, as of the date hereof and such Noncompetition Agreements shall be in full force and effect as of the Closing.

6.2 Conditions to Obligations of the Company. The Company’s obligation to issue and sell Shares at the Closing is subject to the satisfaction (or waiver by the Company), on or prior to the Closing Date, of the following conditions:

(a) Deposit. The deposit into escrow of the Company Shares Purchase Price and Shadrack Shares Purchase Price (as defined above) within no later than sixty (60) days from the date of this Agreement or at such other date as may be agreed to by the Parties, at a time and place to be agreed.

(b) Representations and Warranties True. The representations and warranties made by Purchaser in Section 4 hereof shall have been true and correct as of the date hereof and true and correct in all material respects as of the Closing (without giving effect to any materiality or similar qualifications contained in such representations and warranties),.

(c) Performance of Obligations. Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by Purchaser on or before the Closing.

(d) SEC Litigation Settlement. (i) The Company shall have received a proposed consent and final judgment with respect to the SEC Litigation from the Staff reasonably satisfactory to the Company and its Board of Directors containing substantially the terms and conditions set forth in Schedule 6.1(h) hereof; (ii) the Staff shall have indicated that such proposed consent and final judgment is being reviewed by the Commission and (iii) there is a reasonable likelihood that such consent and final judgment will be approved by the Commission on substantially the terms set forth in Schedule 6.1(h) hereof.

6.3 Conditions to Obligations of Shadrack. Shadracks’s obligation to sell Shares at the Closing is subject to the satisfaction (or waiver by the Company), on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties True. The representations and warranties in Section 4 made by Purchaser shall be true and correct on the Closing Date, with the same force and effect as if they had been made on and as of said date.

(b) Performance of Obligations. Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by Purchaser on or before the Closing.

7.             Covenants.

7.1 Covenants of the Company. The Company covenants and agrees to perform as follows:

(a) Listing. The Company shall comply with all requirements of the OTC Bulletin Board with respect to the issuance of the Company Shares and the listing of the Company Shares.

(b) Non Solicitation. Prior to the Closing, neither the Company, nor any of its officers, directors, employees or agents shall solicit, discuss, negotiate or enter into any agreement or understanding with any third party relating to a sale, merger or acquisition of the Company, or the sale of a material portion of the Company’s assets, without the prior written consent of Purchaser.

(c) No Manipulation of Stock. The Company shall not take any action designed to or that might reasonably be expected to cause or result in unlawful manipulation of the price of the Common Stock.

(d) Operation of Business. Excepting the obligations of the Company under the terms of this Agreement, during the period for the date hereof until Closing, the Company shall operate its business in the ordinary course consistent with reasonable and customary business practices. Without limiting the foregoing, the Company will not, without consent of the Board of Directors and Richard Lewis, which consent shall be timely and not unreasonably withheld.:

(i) change or amend any contract to which the Company is a party or enter into any contract;

(ii) satisfy or discharge any lien, claim or encumbrance or payment of any obligation by the Company, except a satisfaction, discharge or payment made in the ordinary course of business that it is not material to the assets, properties, financial condition, operating results or business of the Company;

(iii) sell, assign or transfer any Proprietary Assets or other intangible assets, except a sale, assignment or transfer made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of the Company or the transfer of any Proprietary Assets contemplated under this Agreement;

(iv) increase the compensation of any officer, director or consultant of the Company;

(v) sell, dispose of, mortgage, pledge, create a security interest in, or lien on any of its properties or assets, except liens for taxes not yet due or payable;

(vi) declare or set aside a payment or other distribution in respect to any of the Company’s capital stock, or effect any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

(vii)  change the accounting methods or practices the Company follows, whether for general financial or tax purposes, or change any depreciation or amortization policies or rates;

(viii) waiver of any material right or of any material debt owed to it;

(ix) create, incur or assume any Indebtedness or materially increase any accounts payable;

(x) issue or agree to issue any shares of its capital stock or any options, warrants, rights or agreements for the purchase or acquisition of any capital stock;

(xi) remove any server or other material asset or equipment currently being used by the Company or its related parties provided that the Company continues to comply with the terms of use of such asset or equipment including as necessary payment to Two Dog for the use and maintenance of such asset or equipment consistent with past operations; or

(xii) engage in any action or transaction that materially alters the business or prospects of the Company.

(e) SEC Filings. The Company shall file all filings with the SEC required in connection with the execution of this Agreement and the transactions contemplated thereby and all such filings shall be accurate and complete in all respects.

(f) Publicity. Except as may be required by applicable law, the Company shall make no public announcements relating to the execution of this Agreement and the transactions contemplated thereby without Purchaser’s prior express written consent, which consent shall be timely and not unreasonably withheld.

(g) Notice of Event of Default. The Company will promptly notify Purchaser of the occurrence of an Event of Default under Section 8.2 hereof.

(h) Anti-Dilution. For a period of two years from the date hereof (the “Antidilution Period”), the Company will not raise additional capital or offer excessive stock options, rights offerings, cram downs and any other action designed to artificially limit or reduce minority shareholder rights and interests. Provided, however, that during the Antidilution Period, the Company may raise additional capital or issue stock options (including the promulgation of an employee stock option plan) as long as the proposed capital raise or stock options issuances is reasonable and customary to the industry.

(i) Maintenance of Company Data. The Company shall maintain all Company data and shall ensure that any such material data that may be stored on equipment owned by a third party or otherwise stored off the Company premises shall be accessible to company personnel or returned to company premises.

(j) Access to Due Diligence Materials. During the Final Due Diligence Period, the Company shall provide Purchaser with full and complete access to all assets owned or used by the Company, including but not limited to software source code, and all Company records, provided that the Company may require reasonable assurances that access to confidential information be restricted to Purchaser personnel or consultants who have executed a confidentiality and nondisclosure agreement in a form reasonably acceptable to the Company and Purchaser. Any delay in delivery or execution of such confidentiality and nondisclosure agreement created by the Company shall extend the due diligence period by the number of days delayed.

(k) Resignation of Sholeh Hamedani as CEO and CFO and Appointment of Richard Lewis as Acting CEO and Acting CFO.

(i) Upon execution of this Agreement, Sholeh Hamedani shall resign as an officer of the Company (but shall remain on the Board of Directors) and the Board shall appoint Richard Lewis as Acting Chief Executive Officer and Acting Chief Financial Officer of the Company. The Board shall delegate day-to-day operating duties for the conduct of the Company’s business to Mr. Lewis to the fullest extent provided in Nevada law, and Mr. Lewis will be free to discharge such duties within the scope delegated by the Board.

(ii) Mr. Lewis shall consult regularly with the Board from time to time and shall seek Board approval for all corporate actions which require Board approval under Nevada law. Notwithstanding the foregoing, in the event the performance of Mr. Lewis’s duties for the Company would place him in a conflict of interest with Purchaser, Mr. Lewis shall delegate such Company duties to the Board, who shall appoint a member or a committee of their members to act on behalf of the Company. Mr. Lewis shall be entitled to all of the rights and privileges afforded to the chief executive officer and chief financial officer of a corporation under Nevada law, including the right of access to all records of the Company and the right of indemnification as provided in the Company’s articles of incorporation and bylaws. The Company shall cause Ms. Hamedani to be available to regularly consult with Mr. Lewis and his designees on all corporate operational matters to ensure an effective transition. Mr. Lewis will execute the Company’s standard form of non-disclosure agreement in the form attached to this Agreement as Exhibit E.

(iii) Prior to the Closing or earlier termination of this Agreement, the Company may not terminate Mr. Lewis except for intentional misconduct to the material detriment of the Company or his conviction of a crime of moral turpitude. In the event of termination of this Agreement prior to Closing, Mr. Lewis shall immediately resign as acting chief executive officer and acting chief financial officer.

(iv) In addition to the foregoing, upon execution of this Agreement the Board shall represent the Company with respect to the transactions described in this Agreement, and the Company acknowledges that Mr. Lewis will continue to represent Purchaser in connection with such transactions.

7.2 Covenants of Purchaser. Purchaser covenants and agrees to perform as follows:

(a) Purchaser will not directly or indirectly modify, change, or otherwise use the Company’s products, trademarks, trade names or other assets without the express written consent of the Company. Purchaser further covenants that during the period for the date hereof until Closing, it will make payments for all Company operations incurred in the ordinary course of business and consistent with reasonable and customary business practices.

(b) Purchaser will not use, disclose, transfer or make available any confidential information of the Company except to its agents, attorneys, advisors and investors, as required and necessary to consummate this Agreement and the actions contemplated hereby. If the Agreement is not consummated for any reason, Purchaser agrees and will return all Proprietary Assets in their original and modified forms to Company, and agrees to safeguard and not disclose to anyone outside the Company any proprietary or confidential information acquired during due diligence and up until the Close. If the Agreement is not consummated for any reason, Purchaser will provide executed Non-Disclosure Agreements from any and all employees, agents, attorneys, advisors and investors who have had access to the Proprietary Assets in the form as set forth in Exhibit E.

(c) Purchaser will not represent to any person, including the public, third parties, or governmental agencies, that it has any authority to act on behalf of the Company prior to the Closing and shall not take any action or make any decision on behalf of the Company prior to the Closing.

(d) Purchaser has been granted the right to use the term "The Children's Internet”, a registered trademark licensed to the Company under an agreement with Two Dog, for the sole purposes of establishing an entity to consummate this Agreement. If this Agreement is not consummated for any reason, Purchaser will immediately change its name so that the name does not include the Company’s trademark. Purchaser further agrees that Purchaser will not have acquired and will not claim any right or interest in the trademark or trade name resulting from Purchaser’s use of the trademark.

(e) Notice of Event of Default. Purchaser will promptly notify the Company of the occurrence of an Event of Default under Section 8.1 hereof.

(f) Continuing Litigation. Following Closing, the Company will continue prosecution in the name of the Company the complaint against Stonefield Josephson entitled The Children’s Internet, Inc. v. Stonefield Josephson, et. al., Superior Court of Alameda, Case No. VG06206054 and the cross-complaint against Oswald & Yap entitled The Children’s Internet, Inc. v. Oswald & Yap et. al., Superior Court, County of Orange, Case No. 04CC11623, under the terms and conditions as set forth in Exhibit F.

8.             Events of Default.

Upon the occurrence of a default by the Company or Purchaser (as applicable, the “Defaulting Party”), the obligations of the non-Defaulting Party shall be suspended until such Default is cured or is otherwise waived in writing by the non-Defaulting Party.

A “Default” shall mean:

8.1 In the case of Purchaser:

(a) the material breach by Purchaser of any covenant made by Purchaser under this Agreement,

(b) a material inaccuracy in or a material breach of any representation or warranty made by Purchaser under this Agreement,

(c) the Company is ready to proceed with the transactions contemplated hereby at Closing, and Purchaser unreasonably elects to not proceed with such transactions.

8.2 In the case of the Company:

(a) the material breach by the Company of any covenant made by the Company under this Agreement,

(b) a material inaccuracy in or a material breach of any representation or warranty made by the Company under this Agreement,

(c) Purchaser is ready to proceed with the transactions contemplated hereby at Closing, and the Company unreasonably elects to not proceed with such transactions.

9.             Termination

9.1 Termination.

(a) This Agreement may be terminated (whether before or after the execution of this Agreement) (i) by mutual written consent of the Company and Purchaser, (ii) by the Company in the event of an Event of Default by Purchaser under Section 8.1 that remains uncured for a period of ten (10) Business Days after notice of such Event of Default and (iii) by Purchaser in the event of an Event of Default by the Company under Section 8.2 that remains uncured for a period of ten (10) Business Days after notice of such Event of Default.

(b) Either party may terminate this agreement if the Closing shall not have occurred on or before December 31, 2007 (unless the failure to close by such date shall be due to the action or failure to act of the party seeking to terminate).

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that the termination of this Agreement shall not relieve either party from any liability for a breach of its obligations hereunder prior to such termination.

9.3 Liquidated Damages.

(a) In the event of termination by the Company under Section 9.1(a)(ii) hereof, the Company’s sole remedy hereunder shall be retention of the Deposit as liquidated damages and return of the Escrowed Shares, which shall be the sum total of Company’s recovery, and Company shall not be entitled to recover any other damages, fees or penalties of any kind or receive other payments or compensation from the Purchaser pertaining to or resulting from said Event of Default

(b) In the event of termination by Purchaser under Section 9.1(a)(iii) hereof, Purchaser’s sole remedy hereunder shall be receipt of the Escrowed Shares and repayment of the Deposit as liquidated damages, which shall be the sum total of Purchaser’s recovery, and Purchaser shall not be entitled to recover any other damages, fees or penalties of any kind or receive other payments or compensation from the Company pertaining to or resulting from said Event of Default.

(c) In the event of termination under Sections 9.l (a)(i) or 9.1(b), all Escrowed Shares will be returned to the Company and the Deposit and all other amounts advanced to the Company by Purchaser for Company operations shall be repaid by the Company.

10.           Miscellaneous.

10.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California in all respects as such laws are applied to agreements among California residents entered into and performed entirely within California. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Alameda, California.

10.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes.

10.3 Entire Agreement. This Agreement, the exhibits and schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of the Agreement.

10.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.5 Amendment and Waiver. Unless otherwise provided, any provision of this Agreement may be amended, waived or modified upon the written consent of the Company, Shadrack and Purchaser.

10.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Articles, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or under the Articles or any waiver on such party’s part of any provisions or conditions of the Agreement or the Articles must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or the Articles, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

10.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company and Purchaser at the respective address as set forth on the signature page hereof, or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.

10.8 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

10.9 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

10.11 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

10.12 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO ACCEPTANCE OF SUCH CONSIDERATION BY THE COMPANY, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

In Witness Whereof, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

COMPANY:	PURCHASER:

The Childrens Internet, Inc.	The Children’s Internet Holding Company, LLC

Signature: /s/ Sholeh Hamedani Print Name:Sholeh Hamedani Title: CEO	Signature: /s/ Richard Lewis Print Name:Richard Lewis Title:Managing Member

SHADRACK:	Hamedani (for purposes of Section 7.1 (k) only):

Shadrack Films, Inc.	Sholeh Hamedani

Signature: /s/ Sholeh Hamedani Print Name:Sholeh Hamedani Title: President	Signature: /s/ Sholeh Hamedani

Lewis (for purposes of Section 7.1 (k) only):

Richard J. Lewis Signature: /s/ Richard Lewis

[Definitive Stock Purchase Agreement Signature Page]

List Of Exhibits

Assignment and Royalty Agreement	Exhibit A

Legal Opinion	Exhibit B

Amended Articles	Exhibit C

Disclosure Schedule	Exhibit D

Mutual Non-Disclosure Agreement	Exhibit E

Continuing Litigation Agreements	Exhibit F

Third Party Debt	Exhibit G

Noncompetition Agreements	Exhibit H

Exhibit A
to
Definitive Stock Purchase Agreement

ASSIGNMENT AND ROYALTY AGREEMENT

October 19, 2007

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Two Dog Net, Inc., a Utah corporation (“Transferor”) does hereby sell, convey, assign, transfer, vest and deliver to The Childrens Internet, Inc., a Nevada corporation (the “Company”), its successors and assigns, any and all of its rights, title, and interest in and to the assets as described in Appendix I hereto (the “Assets”), (the “Assignment and Transfer”). The Assignment and Transfer shall be effective as of the closing date (the “Closing Date”) set forth in that certain Definitive Stock Purchase Agreement of even date herewith (the “Purchase Agreement”) without any further action by either party. This Agreement shall terminate and be void and of no legal effect in the event of termination of the Purchase Agreement in accordance with its terms prior to the Closing Date. The Company shall take no action perfecting the Assets transferred hereby until after the Closing Date.

1. Royalties. Transferor and the Company hereby agree that the Company shall pay to Transferor, for the duration of the Royalty Period, and as additional consideration for the transfer of the Assets, a one time payment, per subscriber, of One Dollar ($1.00) for each subscriber of The Children’s Internet secure online service that becomes a subscriber during the Royalty Period (the “Royalty Payment”). The “Royalty Period” shall mean the two year period beginning on the Closing Date hereof and ending on the two year anniversary of the Closing Date hereof. Each Royalty Payment will accrue upon receipt by the Company of its first monthly user fee (the “Initial User Fee”) from each such subscriber. Accrued Royalty Payments shall be paid within thirty (30) days after the end of the calendar quarter in which it accrues.

Each Royalty Payment shall be accompanied by a corresponding royalty report setting forth the number new subscribers received during the calendar quarter in which the applicable royalties accrued, and the total Royalty Payment due. The Company shall keep records in sufficient detail to permit the determination of Royalty Payments payable hereunder and at the request and expense of Transferor will permit Transferor to examine, upon thirty (30) days written notice to the Company, during ordinary business hours once in each calendar year, such records and other materials as may be reasonably necessary to verify or determine royalties paid or payable under this Agreement. If no request for examination of such records and materials for a particular calendar month has been made by Transferor within one (1) year after the end of said period, the right to examine such records and materials for said period, and the obligation to keep such records and materials for said period shall terminate. In the event that any such examination reveals an underpayment by the Company, Transferor shall notify the Company in writing of the total amount owing.

In the event that the Company agrees with such discrepancy, it shall pay the amount equal to such underpayment promptly. In the event the Company disagrees with such discrepancy and the parties are unable, after diligent effort, to resolve the matter, the parties shall submit the matter to an independent accountant reasonably agreed to by the parties who shall make a final determination as to the correct royalty payment owed. The fees and expenses of such independent accountant shall be paid by the party who’s position does not prevail and was determined to be incorrect by such accountant. Such fees shall be paid promptly and within industry standards for services performed.

2.              Cancellation of Stock Option and Company Stock Purchase Opportunity.

a. Cancellation of Stock Option. Transferor and the Company agree that on the Closing Date, the option to purchase up to 18,000,000 shares of the Company’s common stock dated February 15, 2005 held by Transferor (the “Option”) will be cancelled without any further action or any payment by the parties. Transferor further agrees not to exercise, transfer or otherwise modify the Option in whole or in part on or prior to the Closing Date.

b. Company Stock Purchase Opportunity. After the Closing Date, the Company shall set aside from its authorized and unissued shares an aggregate of 12,857,142 shares of its common stock (the “Shares”) solely for the purpose of offering such Shares to certain stockholders of Transferor at a price of $0.07 per share, as further described below (the “Offering”). The Shares will be made available only to stockholders of Transferor who receive cash payments from the Securities and Exchange Commission (the “SEC”) from an escrow fund of $900,000 set aside for such stockholders under a final judgment entered into in connection with the SEC Litigation (as defined in the Purchase Agreement) and only to the extent of such payments. The Offering will be held open for a period of ninety (90) days following the date of the cash distribution by the SEC. The Shares will be offered under SEC Regulation D.

3.             Representations and Warranties.

a. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the state of Utah and has all requisite corporate power and authority to carry on their business as now conducted and proposed to be conducted.

b. Transferor has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions. All action on Transferor’s part required for the lawful execution and delivery of this Agreement (including approval of its board of directors and stockholders, if necessary) has been taken. Upon its execution and delivery, this Agreement will be a valid and binding obligation of Transferor, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

c. Transferor is not be a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instruments under the terms of which the execution, delivery and performance by Transferor of this Agreement and the consummation of the transactions contemplated hereby will require a consent, approval, or notice or result in a lien on any of the Assets.

d. Attached hereto on Schedule A is a complete and accurate listing of all Transferor’s Indebtedness (as defined in the Purchase Agreement) as of the date thereof.

e. Transferor warrants that it is the sole owner of the entirety of the Assets, “The Children’s Internet” product and the “Safe-Zone Technology,” including all intellectual property related thereto, free and clear of any and all liens, encumbrances, pledges, security interests, claims (including but not limited to creditor claims), agreements, promises or third party rights of any nature whatsoever. Use of the Assets does not infringe, misappropriate or make any unlawful use of or has at any time infringed, misappropriated or made any unlawful use of, any Proprietary Asset ( as defined in the Purchase Agreement) owned or used by any other person or entity. No claims or notices (in writing or otherwise) with respect to the Assets have been communicated to Transferor (A) to the effect that the manufacture, sale, license or use of any Assets infringes or potentially infringes, or constitutes a misappropriation or unlawful use of, any copyright, patent, trade secret or other intellectual property right of a third party, or (B) challenging the ownership or validity of any of the rights of Transferor to or interest in the Assets. Transferor has not received notice to the effect that any Assets are invalid or not subsisting. No other person or entity is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other person or entity infringes or conflicts with, any Asset.

f. Transferor warrants that it has the right to enter into and perform each of the acts and obligations described in this Agreement without violating any rights of any third party. Transferor represents and warrants that the Assets and the proposed use thereof by the Company consistent with its past practices do not and will not violate the rights of any other party, and that the Assets are being delivered in good working order without defects and fit for the use to which the Company is currently putting such Assets.

g. All current and former employees of Transferor all current and former consultants and independent contractors to Transferor who provided or are providing technical services relating to the Assets have executed and delivered to Transferor an agreement, the material provisions of which are in substance as protective to Transferor as the terms of the form of the Mutual Non-Disclosure Agreement attached to the Purchase Agreement as Exhibit E. To Transferor’s knowledge, no employee, officer or consultant of Transferor is in violation of any such agreement and all such agreements are currently in effect.

4. Use of Non-transferred Names and Trademarks. Prior to the Closing, Transferor shall cause the Company to remove from its software, websites, printed materials and any other documents, programs or materials, the terms “Two Dog Net” and “Safe Zone Technology.”

5. General.

a. This Assignment and Royalty Agreement shall be governed by and construed in accordance with the internal laws of the State of California regardless of the laws that might otherwise govern under principles of conflict of laws applicable thereto.

b. Transferor agrees to reasonably cooperate with the Company to register or otherwise perfect the Company’s interest in the assets assigned hereby.

c. Transferor understands and acknowledges that the assignment of Assets effected hereby is for the purpose of investing in the Company the exclusive right to hold such Assets for use in the Business and Transferor (for itself and its affiliates) hereby agrees not to use the Assets or otherwise compete with the Company in the Business.

d. This Assignment and Royalty Agreement supersedes and shall operate to terminate all prior license and other agreements relating to the subject matter hereof between the parties hereto.

IN WITNESS WHEREOF, the Company and Transferor have executed this Assignment and Royalty Agreement effective as of the date first above written.

“TRANSFEROR”	“COMPANY”

TWO DOG NET, INC.	THE CHILDRENS INTERNET, INC.

By: /s/ Nasser Hamedani Name: Nasser Hamedani Title: CEO	By: /s/ Sholeh Hamedani Name: Sholeh Hamedani Title: CEO

APPENDIX I

DESCRIPTION OF ASSETS

The “Assets” include the following:

1. All of Two Dog Net, Inc.’s right, title, and interest in and to the children's oriented global computer network programming and internet service, including all previous versions and any discontinued or disconnected functionality of that product, currently being used and sold in Version 9.4 and 9.5 of The Children’s Internet software/online service , including but not limited to the monitor program, proxy service, flash animations (copyrighted or otherwise),search engine service, browser program, secure e-mail software and services, education and entertainment portals, and all its proprietary characters and content (including costumes and mascots), web pages, manuals, Two Dog Net copyrights, other written materials and home rooms and all trade secrets and other Proprietary Assets relating thereto and including discontinued or disconnected features (the “The Children’s Internet Technology”) as used in the business of selling, distributing, marketing, manufacturing, building, designing, writing, installing or creating children’s secured content based internet software (the “Business”);

2. Two Dog Net, Inc.’s right, title, and interest in that certain software technology known as Safe Zone Technology (the “Safe Zone Technology”) as used in the Business;

3. All of Two Dog Net, Inc.’s right, title, and interest in and to the trademark “Children's Internet” (the “The Children’s Internet Mark”), and any other trademarks or trademark registrations related to the foregoing mark or The Children’s Internet Technology

4. All of Two Dog Net, Inc.’s right, title, and interest in and to the url “Two Dog Home” and any registrations related to the foregoing and any trademarks, service marks or trademark registrations relating to any of the Two Dog characters, costumes or mascots.

5. All of Two Dog Net, Inc.’s right, title, interest in the promotional website content and domain names www.childrensinternet.com, www.childrensinternet.net, www.thechildrensinternet.net and www.thechildrensinternet.com.

The “Assets” do not include the following:

1. Two Dog Net, Inc.’s right, title, and interest in the Safe Zone Technology as used in businesses or applications other than the Business; and

2. Two Dog Net Inc.’s right, title and interest in the Two Dog Net name and any trademarks or trademark registrations relating to the Safe Zone Technology name.